CODE OF ETHICS
OF
FORT PITT CAPITAL GROUP, INC.

January 31, 2005

PREAMBLE

This Code of Ethics (“Code”) is being adopted for Fort Pitt Capital Group, Inc. (“Adviser”). This Code is designed to comply with Rule 17j-l of the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 17j-1 and Rule 204A-1 apply because the Adviser serves Fort Pitt Capital Funds and one or more mutual fund series thereof (“Trust”), as well as other individual and institutional customers. (Throughout this Code, the term “Clients” shall collectively mean the Trust and the Adviser’s other individual and institutional customers for whom the Adviser renders investment advisory services.) This Code seeks to serve and safeguard Clients by setting forth provisions reasonably necessary to ensure compliance with applicable federal securities laws. While reading this Code, please note that any capitalized terms not defined in the text of a particular provision are defined in Section 1 below.

In general, those subject to this Code owe a fiduciary duty to Clients, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of Clients, (ii) taking inappropriate advantage of one’s position with the Adviser; and (iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

With regard to the Adviser’s service as investment adviser to the Trust, Rule 17j-1 imposes additional duties.1  Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of the Trust or Adviser, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Trust:2

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1 Rule 17j-1 requires that the Trust and Adviser adopt a written code of ethics (a separate document), which must be approved by a majority of the Board of Trustees of the Trust (“Board of Trustees”) (including a majority of Independent Trustees). This Code is substantially identical to the code of ethics adopted by the Trust and Adviser under Rule 17j-1; any differences arise largely from slightly varying definitions found under Rule 17j-1 and Rule 204A-1.

2 A security “held or to be acquired” is defined as (a) if within the most recent fifteen (15) days it (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or the Adviser for purchase by the Trust, and (b) any option to purchase or sell, and any security convertible into or exchangeable for such a security.

(1)	To employ any device, scheme or artifice to defraud the Trust;

(2)	To make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or

(4)	To engage in any manipulative practice with respect to the Trust.

Rule 204A-1 contains additional ethical standards and reporting requirements, which this Code is designed to address. In compliance with Rule 204A-1, the persons subject to this Code include all Supervised Persons of the Adviser.

1.	DEFINITIONS

(a)	“Access Person” means any Supervised Person (i) who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding portfolio holdings of the Trust, or (ii) who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic.[3]

(b)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation. An automatic investment plan includes a dividend reinvestment plan.

(c)	A security is “being considered for purchase or sale “or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated to the person responsible for trading, which includes when the Trust has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(d)	“Beneficial ownership “shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

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3 This definition is based upon the provisions of Rule 204A-1. The Trust’s code of ethics (a separate document) defines “Access Person” in a slightly narrower manner.

(e)	“Chief Compliance Officer” shall mean the duly appointed principal compliance officer of the Trust or Adviser, as applicable. (It is possible that one person may serve as the principal compliance officer for both the Trust and Adviser.)

(f)	“Control” shall have the same meaning as that set forth in Section 2(a) (9) of the 1940 Act.

(g)	“Federal Securities Laws” means: (i) the Securities Act of 1933; (ii) the Securities Exchange Act of 1934; (iii) the Sarbanes-Oxley Act of 2002; (iv) the Investment Company Act of 1940; (v) the Investment Advisers Act of 1940; (vi) Title V of the Gramm-Leach-Bliley Act; (vii) any rules adopted by the Securities and Exchange Commission under any of the these statutes; (viii) the Bank Secrecy Act as it applies to funds and investment advisers; and (ix) any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

(h)	“Independent Trustee” means a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

(i)	“Investment Personnel” means (i) any Portfolio Manager of the Trust as defined in (j) below; (ii) securities analysts, traders and other personnel who provide information and advice to the Portfolio Manager or who help execute the Portfolio Manager’s decisions; (iii) any employee of the Trust or Adviser (or of any company in a control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and (iv) any natural person who controls the Trust or Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

(j)	“Portfolio Manager” means an employee of Adviser of the Trust entrusted with the direct responsibility and authority to make investment decisions affecting an investment company.

(k)	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

(l)	“Security” or “securities” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act[4] except that it shall not include securities issued by the government of the United States or by federal agencies and which are direct obligations of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt obligations (including repurchase agreements) and shares of registered open-end investment companies .

(m)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

2.	PROHIBITED TRANSACTIONS

(a)	No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rules 17j-1 set forth above.

(b)	No Access Person shall:

(i)	purchase or sell, directly or indirectly, any security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

(A)	is being considered for purchase or sale by the Trust or Adviser, or

(B)	is being purchased or sold by the Trust or Adviser;

(ii)	disclose to other persons the securities activities engaged in or contemplated for the various portfolios of the Trust or any other Client;

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4 Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act define “Security” to mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contact, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege ) entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(iii)	seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Trust or Adviser because of such person’s association with the Trust or Adviser. For the purposes of this provision, the following gifts from broker-dealers or other persons providing services to the Trust or Adviser will not be a violation of this section:

(A)	an occasional meal;

(B)	an occasional ticket to a sporting event, the theater or comparable entertainment;

(C)	a holiday gift of fruit or other foods, or other comparable gift.

(iv)	violate the Policy Statement on Insider Trading attached hereto as Exhibit A.

(c)	No Investment Personnel shall:

(i)	directly or indirectly acquire beneficial ownership in any securities in an initial public offering, in order to preclude any possibility of such person profiting from his or her position with the Trust or Adviser.

(ii)	directly or indirectly acquire beneficial ownership of any securities in a private placement, without prior written approval of the Chief Compliance Officer. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in the Trust’s or Adviser’s subsequent consideration of an investment in the issuer. In such circumstances, the Trust’s or Adviser’s decision to purchase securities of the issuer shall be subject to independent review by officers of the Trust or Adviser (as applicable) who have no personal interest in the issuer.

(iii)	profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Any profits realized on such short-term trades shall be subject to disgorgement.

(iv)	serve on the board of directors of any publicly traded company without prior authorization of the Chief Compliance Officer. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Trust or Adviser (as applicable).

(d)	No Portfolio Manager shall:

(i)	purchase or sell a security within at least seven (7) calendar days before and after any series of the Trust that he or she manages trades in that security. Any profits realized on trades within the proscribed period are required to be disgorged.

3.	COMPLIANCE PROCEDURES

(a)	Pre-Clearance

With the exception of the Independent Trustees of the Trust, all Access Persons shall receive prior written approval from the Chief Compliance Officer before purchasing or selling securities. Each Access Person seeking prior written approval shall Complete Exhibit B attached hereto and submit it to the Chief Compliance Officer for review. With regard to approved purchases of securities, the Chief Compliance Officer will retain a record of approval as well as the rationale supporting such approval.

(b)	Duplicate Confirmations and Account Statements

With the exception of the Independent Trustees of the Trust, all Access Persons shall direct their brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of the confirmation of all personal securities transactions and copies of all periodic statements for all securities accounts.

(c)	Disclosure of Personal Holdings (Initial and Annual Reports)

All Access Persons, with the exception of Independent Trustees of the Trust, shall report and disclose to the Chief Compliance Officer, all personal securities holdings upon commencement of employment with the Trust or Adviser, as the case may be, and thereafter on an annual basis. This Initial Report shall be made on the form attached as Exhibit C and the Annual Report shall be made on the form attached as Exhibit D. Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person.

(i)	Initial Reports shall be made no later than 10 days after the person becomes an Access Person, and the information contained in the Initial Report must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.

(ii)	Annual Reports shall be submitted within 45 days after the end of each calendar year and provide information on personal securities holdings that is current as of a date no more than 45 days before the date such Annual Report is submitted.

(d)	Quarterly Reporting Requirements

(i)	Every Access Person shall report to the Chief Compliance Officer the information described in Sub-paragraph (d)(iii) of this Section with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report: (A) with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; or (B) with respect to transactions effected pursuant to an Automatic Investment Plan.

(ii)	An Independent Trustee of the Trust need only report a transaction in a security if such trustee, at the time of that transaction knew, or, in the ordinary course of fulfilling his official duties as a trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase by the Trust or by its investment adviser. Such reports will include the information described in Sub-paragraph (d)(iii) of this Section.

(iii)	Reports required to be made under this Sub-paragraph (d) shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Every Access Person, with the exception the Independent Trustees of the Trust (unless required by Sub-paragraph (d)(ii) above), shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person and the date the account was established. A report shall be made on the form attached hereto as Exhibit E or on any other form acceptable to the Chief Compliance Officer (which may include the duplicate confirmation and account statements in Subsection (c) of this Section, so long as such duplicate confirmations or account statements are received no later than 30 days after the end of the applicable calendar quarter). In any event, the report shall contain the following information:

(A)	the date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

(B)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	the price of the security at which the transaction was effected;

(D)	the name of the broker, dealer or bank with or through whom the transaction was effected; and

(E)	the date that the report is submitted.

(e)	Annual Certification of Compliance with Code

Every Access Person, including Independent Trustees, shall certify annually that:

(i)	they have read and understand the Code and recognize that they are subject thereto;

(ii)	they have complied with the requirements of the Code; and

(iii)	they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code.

(f)	Reporting of Code Violations

(i)	Conflict of Interest. Every Access Person shall report to the Chief Compliance Officer any personal conflict of interest relationship which may involve the Trust, the Fund or other Client.

(ii)	Other Violations. Every Access Person shall report to the Chief Compliance Officer any other violation of the Code.

(g)	Notification by Chief Compliance Officer

The Chief Compliance Officer shall notify each Access Person that he or she is subject to the provisions of this Code, and shall deliver a copy of this Code to each Access Person, and each such Access Person shall provide written acknowledgement of the Code’s receipt.

(h)	Review of Reports

The Chief Compliance Officer shall review the initial, annual and quarterly holding reports, as well as the trade confirmations and transaction statements submitted to them by Access Persons, as soon as practicable after the submission of such reports to the Chief Compliance Officer, in order to determine compliance with this Code.

4.	REPORTING OF APPARENT CODE VIOLATIONS TO THE BOARD OF TRUSTEES

(a)	The Chief Compliance Officer shall promptly report to the Board of Trustees all apparent violations of this Code and the reporting requirements thereunder.

(b)	When the Chief Compliance Officer finds that a transaction otherwise reportable to the Board of Trustees under Paragraph (a) of this Section could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-l(b), such Chief Compliance Officer may, in such Chief Compliance Officer’s discretion, lodge a written memorandum of such finding and the reasons therefor with the reports made pursuant to this Code, in lieu of reporting the transaction to the Trust’s Board of Trustees.

5.	ANNUAL REPORTING TO THE BOARD OF TRUSTEES OF THE TRUST

The Trust and the Adviser shall each prepare an annual written report relating to this Code to the Trust’s Board of Trustees. Such annual report shall:

(a)	summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

(b)	describe any issues arising under this Code or procedures since the last report to the Board of Trustees including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.

(c)	identify any recommended changes in the existing restrictions or procedures based upon the experience of the Trust and Adviser under this Code, evolving industry practices or developments in applicable laws or regulations; and

(d)	certify that the Trust and Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

6.	SANCTIONS

Upon discovering a violation of this Code, the Chief Compliance Officer may impose appropriate sanctions including, among other things: (a) a letter of censure; or (b) a recommendation to management for the suspension or termination of the employment of the violator (subject to approval by the Adviser’s management or the Trust’s Board of Trustees, as appropriate).

7.	RETENTION OF RECORDS

This Code, a list of all persons required to make reports hereunder from time to time, or who are responsible for reviewing such reports, a copy of each report made by an Access Person hereunder, a record of any decision and the rationale supporting the decision to approve the purchase of securities by Access Persons, each memorandum made by the Chief Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, and a copy of each written annual report to the Board of Trustees, shall be maintained by the Trust and Adviser as required under Rule 17j-1.

8.	ADDITIONAL SARBANES-OXLEY CODE OF ETHICS REQUIREMENTS

The Trust’s principal executive officer, principal financial officer and principal accounting officer shall be subject to additional requirements imposed by a separate code of ethics mandated by certain rules promulgated under Section 406 of the Sarbanes-Oxley Act of 2002.

Exhibit A

FORT PITT CAPITAL GROUP, INC.
POLICY STATEMENT ON INSIDER TRADING

SECTION I.        POLICY STATEMENT ON INSIDER TRADING

Fort Pitt Capital Group, Inc. (“Adviser”) forbids any officer, director, or employee from trading, either personally or on behalf of an account serviced by the Adviser (“Client Account”), on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every officer, director, and employee and extends to activities within and outside their duties for the Adviser. Every officer, director, and employee must read and retain a copy of this policy statement. Any questions regarding the Adviser’s policy and procedures should be referred to the Chief Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)	trading by an insider, while in possession of material nonpublic information, or

(b)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

(c)	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the Chief Compliance Officer.

1.	Who is an Insider?

The concept of “insider” is broad. It includes partners and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition. The Adviser may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the U.S. Supreme Court considered material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Basis for Liability.

(a)	Fiduciary Duty Theory

In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarellav. U.S.. 445 U.S. 22 (1980). In Dirks v. SEC. 463 U.S. 646 (1983), the U.S. Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (i.e.. attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his or her fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

(b)	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In Carpenter (referenced above), the U.S. Supreme Court found a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

5.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

(a)	civil injunctions

(b)	treble damages

(c)	disgorgement of profits

(d)	jail sentences

(e)	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

(f)	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

SECTION II.      PROCEDURES TO IMPLEMENT ADVISER’S INSIDER TRADING POLICY

The following procedures have been established to aid the officers, directors, and employees of the Adviser to avoid insider trading, and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading. Every officer, director, and employee of Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

1.  Identifying Inside Information.

Before trading in the securities of a company about which you may have potential inside information on behalf of yourself or others (including Client Accounts), ask yourself the following questions:

(a)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(b)	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

(a)	Report the matter immediately to the Chief Compliance Officer.

(b)	Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts.

(c)	Do not communicate the information inside or outside the Adviser, other than to the Chief Compliance Officer.

(d)	After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.	Personal Security Trading.

All Supervised Persons of the Adviser are required to provide certain securities holdings and transaction reports to the Chief Compliance Officer, as set forth in the Adviser’s Code of Ethics. A “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser

3.	Restricting Access to Material Non-Public Information.

Any information in your possession that you identify as material and non-public may not be communicated other than in the course of performing your duties to anyone, including persons within the Adviser, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

4.    Issues Concerning Insider Trading.

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

SECTION III.   SUPERVISION

The role of the Chief Compliance Officer is critical to the implementation and maintenance of this Policy Statement on Insider Trading. These supervisory procedures can be divided into two classifications, (1) the prevention of insider trading, and (2) the detection of insider trading.

1.  Prevention of Insider Trading.

To prevent insider trading the Chief Compliance Officer should:

(a)	answer promptly any questions regarding the Policy Statement on Insider Trading;

(b)	resolve issues of whether information received by an officer, director, or employee is material and non-public;

(c)	review and ensure that officers, directors, and employees review, at least annually and update as necessary, the Policy Statement on Insider Trading; and

(d)	when it has been determined that an officer, director, or employee has material non-public information,

(i)	implement measures to prevent dissemination of such information, and

(ii)	if necessary, restrict officers, directors, and employees from trading the securities in question.

2.    Detection of Insider Trading:

To detect insider trading, the Chief Compliance Officer should:

(a)	review the trading activity reports filed by each officer, director, and employee, to ensure no trading took place in securities in which the Adviser has material non-public information;

(b)	review the trading activity of the mutual funds managed by the investment adviser and the mutual funds which the broker dealer acts as principal underwriter;

(c)	coordinate, if necessary, the review of such reports with other appropriate officers, directors and trustees, or employees of the Adviser and the Trust.

3.    Special Reports to Management:

Promptly, upon learning of a potential violation of the Statement on Insider Trading, the Chief Compliance Officer must prepare a written report to management of the Adviser, and provide a copy of such report to the Board of Trustees of Fort Pitt Capital Funds, providing full details and recommendations for further action.

4.    Annual Reports:

On an annual basis, the Chief Compliance Officer of the Adviser will prepare a written report to the management of the Adviser, and provide a copy of such report to the Board of Trustees of Fort Pitt Capital Funds, setting forth the following:

(a)	a summary of the existing procedures to detect and prevent insider trading;

(b)	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

(c)	an evaluation of the current procedures and any recommendations for improvement.

Exhibit B

Personal Trading Pre-Clearance Form

The pre-clearance form documents that the proposed transaction is not a conflicting transaction. Pre-clearance must be granted prior to placing a trade, and is only good for the day of the approval.

1.    Buy    ____________            Sell    ____________ Short ____________

2.    Security        ____________________________________________________

3.   Common Stock     _________ Option _________ Debt __________     Other __________________

4.   If applicable, is the Equity a “New Issue”?    Yes____________ No____________

5.    Symbol        ________________________

6.    Number of Shares/Contracts/Principal        _____________________

7.    Brokerage Account Number _____________________ Custodian ________________________

8.	Employee has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy or securities laws.

9.	Any transaction described above establishing a position in a security is undertaken with the intention of holding such position for not less than seven (7) days.

10.	Any transaction described above establishing a position in a security is undertaken with the intention of holding such position for not less than sixty (60) days if the security is held in a client account as of the date below.

Employee    ___________________________________________ (PRINT NAME)

Signed ________________________________________________ Date _____________

By signing below, the individual verifies that the proposed transaction described above does not violate Fort Pitt’s Personal Securities Transaction Policy. Note: One signature is required for pre-clearance.

________________________________________________________      ______________________________
Chief Compliance Officer

___________________________________________           _______________________
Managing Director/Trader/Portfolio Manager

Exhibit C
FORT PITT CAPITAL FUNDS
FORT PITT CAPITAL GROUP, INC.
CODE OF ETHICS

INITIAL REPORT

To the Chief Compliance Officer:

1.	I hereby acknowledge receipt of a copy of the Code of Ethics for Fort Pitt Capital Funds (the “Trust”) and Fort Pitt Capital Group, Inc. (the “Adviser”).
2.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”
3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust or the Adviser, such as any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series.
4.	As of the date below I had a direct or indirect beneficial ownership* in the following securities (Please note that Independent Trustees are not required to report personal securities holdings):

Title and Type of Security	Ticker Symbol or CUSIP (if applicable)	Number of Shares	Type of Interest (Direct or Indirect)	Principal Dollar Amount of Security

5.	I hereby represent that I maintain account(s) as of the date this report is submitted in which securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below (Please note that Independent Trustees are not required to provide the information required by this item).

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Name: ________________________

Title: _________________________

Date: _________________________

                       *Beneficial ownership also includes securities held in the name of your spouse or minor children living in your household.

Exhibit D
FORT PITT CAPITAL FUNDS
FORT PITT CAPITAL GROUP, INC.
CODE OF ETHICS

ANNUAL REPORT

To the Chief Compliance Officer:

1.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”
2.	I hereby certify that, during the year ended December 31, 20_, I have complied with the requirements of the Code of Ethics and I have reported all securities transactions required to be reported pursuant to the Code of Ethics.
3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust, such as any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series.
4.	As of December 31, 20_, I had a direct or indirect beneficial ownership* in the following securities (Please note that Independent Trustees are not required to report personal securities holdings):

Title and Type of Security	Ticker Symbol or CUSIP (if applicable)	Number of Shares	Type of Interest (Direct or Indirect)	Principal Dollar Amount of Security

5.	I hereby represent that I maintain the account(s) listed below in which securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below. (Please note that Independent Trustees are not required to provide the information required by this item).

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Name: _________________________________

Title: __________________________________

Date: __________________________________

* Beneficial ownership also includes securities held in the name of your spouse or minor children living in your household.

Exhibit E
FORT PITT CAPITAL FUNDS
FORT PITT CAPITAL GROUP, INC.
CODE OF ETHICS
Securities Transactions Report
For the Calendar Quarter Ended:

To the Chief Compliance Officer:

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by the Trust and Adviser.

Title and Type of Security	Ticker Symbol or CUSIP (if applicable)	Date of Transaction	Int. Rate and Maturity Date (if applicable)	Number of Shares	Price	Principal Dollar Amount of Security	Nature of Transaction (Purchase, Sale, Other)	Name and Address of Broker, Dealer or Bank Through Whom Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

I hereby represent that I maintained the following brokerage accounts listed below, in which securities were held during the quarter referenced above for my indirect or direct benefit. (Note to Independent Trustees - You need only report a transaction in a security if, at the time of that transaction you knew, or, in the ordinary course of fulfilling your official duties as a trustee, should have known that, during the 15-day period immediately preceding or after the date of your transaction, such security was purchased or sold by the Trust or was being considered for purchase by the Trust or by its investment adviser).

Name and Address of Broker/Dealer or Bank Maintaining Account	Account Number	Date Established

Except as noted in this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust or the Adviser, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its Series.

Name:_____________________________

Title: _____________________________

Date: _____________________________